Exhibit 13.1

CERTIFICATION

The certification set forth below is being submitted in connection with the annual report of Israel Chemicals Ltd. on Form 20-F (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.  Stefan Borgas, the Chief Executive Officer and President of Israel Chemicals Ltd., certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Israel Chemicals Ltd.

Date:	March 16, 2016

/s/ Stefan Borgas
Stefan Borgas Chief Executive Officer and President